Exhibit 17

Execution Version

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of March 22, 2018 (this “Agreement”), is made by and between Wynn Family Limited Partnership, a Delaware limited partnership (the “Seller”), and each of the purchasers set forth in Appendix A hereto, severally and not jointly (each, a “Purchaser” and collectively, the “Purchasers”), advised by T. Rowe Price Associates, Inc. (“TRPA”).

WHEREAS, the Seller holds an aggregate of 8,026,708 shares of common stock of Wynn Resorts, Limited, a Nevada corporation (the “Company”), par value $0.01 per share (the “Common Stock”); and

WHEREAS, the Seller wishes to sell an aggregate of 3,026,708 shares of Common Stock to the Purchasers, and each Purchaser wishes to purchase the number of shares of Common Stock from the Seller as set forth in Appendix A hereto, severally and not jointly (such shares, the “Purchased Shares”), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

SALE AND PURCHASE

1.1 Sale and Purchase. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), the Seller shall sell and transfer the Purchased Shares to the Purchasers, and the Purchasers shall purchase the Purchased Shares from the Seller.

1.2 Purchase Price. The aggregate purchase price for all of the Purchased Shares shall be $529,673,900 in the aggregate (the “Purchase Price”) (or $175.00 per share). The portion of the Purchase Price to be paid by each Purchaser is set forth in Appendix A.

1.3 Registration. The Company has filed with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-3 (File No. 333-214505) with respect to the issuance and sale by the Company of certain securities including the Common Stock, and a prospectus supplement, dated March 20, 2018 relating to the resale by the Seller of the Purchased Shares (such registration statement, as amended or supplemented from time to time, the “Registration Statement”). The Registration Statement, including all documents incorporated by reference therein, the prospectus included therein, and the Prospectus Supplement, as from time to time amended or supplemented pursuant to the Securities Act, the Securities Exchange Act of 1934, as amended, or otherwise, are collectively referred to herein as the “Prospectus.” The offering and sale of the Purchased Shares is being made pursuant to the Prospectus.

1.4 Closing; Delivery of and Payment for the Purchased Shares. On the terms and subject to the conditions set forth in this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchased Shares hereunder shall occur at 10:00 a.m., Eastern time, on March 26, 2018, or on such other date or at such other location, or remotely by facsimile transmission or other electronic means, as the parties may mutually agree (the date on which the Closing occurs, the “Closing Date”), and on the Closing Date (a) each Purchaser shall instruct its agent or custodian, as the case may be, to pay, by wire transfer of immediately available funds to the account specified by the Seller, its portion of the Purchase Price as set forth in Appendix A, and (b) upon confirmation of receipt of the aggregate Purchase Price, the Seller shall immediately instruct the Company’s transfer agent (i) to cause each Purchaser’s portion of the Purchased Shares to be delivered, without restrictive legend, by crediting such Purchaser’s portion of the Purchased Shares to the accounts designated by such Purchaser and (ii) within one business day, to provide a transaction notice to such Purchaser reflecting the Purchased Shares credited in the Direct Registration System (DRS). The obligation of each party hereto to consummate the purchase and sale of the Purchased Shares hereunder at the Closing shall be subject to (A) the accuracy when made and as of the Closing Date of the representations and warranties of the other party or parties (unless such representations and warranties are made as of a specific date, in which case they shall be accurate as of such date), and (B) the performance by the other party or parties of all obligations, covenants and agreements required to be performed by such party or parties on or prior to the Closing.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchasers as follows:

2.1 Existence. The Seller has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware.

2.2 Power and Authority. The Seller has the full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken by the Seller for the due and proper authorization, execution and delivery by it of this Agreement and the consummation of the transaction contemplated hereby has been duly and validly taken. The person signing this Agreement on behalf of the Seller has been duly and validly authorized and empowered to do so, and has the authority to bind the Seller to effectuate the transactions contemplated by this Agreement.

2.3 Authorization. This Agreement has been duly authorized, executed and delivered by or on behalf of the Seller and constitutes a valid and binding agreement of the Seller enforceable in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

2.4 Consents. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Article 3, all governmental and other consents that are required to have been obtained by the Seller with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

2.5 No Conflicts. The execution, delivery and performance by the Seller of this Agreement will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Seller is a party or by which the Seller is bound, (b) result in any violation of the provisions of the organizational documents of the Seller or, to the knowledge of the Seller, the Company or (c) assuming the accuracy of the Purchaser’s representations and warranties set forth in Article 3, result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (a) and (c) above, for any such conflict, breach, violation or default that would not materially and adversely affect the sale of the Purchased Shares and the consummation of any other transaction herein contemplated. No proceedings relating to the Purchased Shares are pending or, to the knowledge of the Seller, threatened, before any court, arbitrator, or administrative or governmental body or authority.

2.6 Title and Delivery. As of the date hereof and immediately prior to the delivery of the Purchased Shares at the Closing, the Seller is, and will be, the sole legal and beneficial owner of, and holds, and will hold, good and valid title to the Purchased Shares and the right to vote the Purchased Shares, free and clear of all liens and encumbrances, other than any liens or encumbrances arising under federal or state securities laws. Other than this Agreement, the Seller is not party to any contract or agreement relating to the Purchased Shares or any rights relating thereto, including, without limitation, any agreement governing the sale, disposition, transfer or voting of the Purchased Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Each Purchaser hereby represents and warrants to the Seller as follows:

3.1 Existence. Such Purchaser has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization.

3.2 Power and Authority. Such Purchaser has the full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation of the transaction contemplated hereby has been duly and validly taken.

3.3 Authorization. This Agreement has been duly authorized, executed and delivered by or on behalf of such Purchaser and constitutes a valid and binding agreement of such Purchaser enforceable in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

3.4 Consents. All governmental and other consents that are required to have been obtained by such Purchaser with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

3.5 No Conflicts. The execution, delivery and performance by such Purchaser of this Agreement will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Purchaser or any of its subsidiaries is a party or by which such Purchaser or any of its subsidiaries is bound, (b) result in any violation of the provisions of the organizational documents of such Purchaser or any of its subsidiaries or (c) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (a) and (c) above, for any such conflict, breach violation or default that would not materially and adversely affect the purchase of the Purchased Shares and the consummation of any other transaction herein contemplated. No proceedings relating to the Purchased Shares are pending or, to the knowledge of such Purchaser, threatened, before any court, arbitrator, or administrative or governmental body or authority.

3.6 Financial Capability. Such Purchaser has sufficient financial resources available to consummate the transactions contemplated by, and to perform its obligations under, this Agreement (including the payment of its portion of the Purchase Price).

3.7 Investment Intent. Such Purchaser is acquiring the Purchased Shares pursuant to this Agreement solely for the purpose of investment (within the meaning of Section 802.9 of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and has no intention of participating in the formulation, determination or direction of the basic business of the Company. Upon delivery of the applicable Purchased Shares to such Purchaser at the Closing, such Purchaser will not hold more than 10% of the outstanding voting securities of the Company.

3.8 Sophisticated Investor. Such Purchaser is a sophisticated investor with sufficient knowledge and experience to properly evaluate the merits of the transactions contemplated by this Agreement, and such Purchaser is able to bear the substantial risks associated therewith.

3.9 Independent Investigation. Such Purchaser has made its own inquiry and investigation into, and based thereon, has formed an independent judgment concerning, the Purchased Shares, the Company and its subsidiaries and the transactions contemplated hereby, and has been furnished with, or given adequate access to, such information about the Purchased Shares, the Company and its subsidiaries as it has requested (including the information in the Prospectus). In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated hereby, such Purchaser has independently investigated the Company’s and its subsidiaries’ business operations, assets, liabilities, results of operations and financial condition.

3.10 No Other Representations. Such Purchaser hereby acknowledges that the Seller makes no representation or warranty with respect to the Company, its subsidiaries or the Purchased Shares except as expressly set forth in this Agreement.

ARTICLE 4

MISCELLANEOUS

4.1 Termination. This Agreement may be terminated in whole at any time prior to the Closing by mutual written consent of the Seller and the Purchasers, or in part at any time with respect to a particular Purchaser prior to the Closing by mutual written consent of the Seller and the relevant Purchaser.

4.2 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

4.3 Survival. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the delivery of the Purchased Shares until expiration of the applicable statute of limitations.

4.4 Amendments and Waivers. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the Seller and the relevant Purchaser, or in the case of a waiver, by the Seller (in the event it is the waiving party) or the relevant Purchaser (in the event a Purchaser is the waiving party). No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

4.5 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and all other persons hereafter that become a party hereto. No rights or obligations hereunder may be assigned by any party hereto without the written consent of the Seller (in the case it is the assigning party) or the relevant Purchaser (in the case a Purchaser is the assigning party). Any attempted transfer or assignment by any party of its rights and obligations under this Agreement, without the consent of the other party, shall be null and void.

4.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder.

4.7 Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of this Agreement as a whole.

4.8 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original (including signatures delivered via facsimile or PDF) and all of which taken together shall constitute one agreement and the same instrument shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. The parties hereto may deliver this Agreement by facsimile or PDF and each party shall be permitted to rely on the signatures so transmitted to the same extent and effect as if they were original signatures.

4.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF NEVADA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEVADA.

4.10 Consent to Jurisdiction. With respect to any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any governmental authority or any federal, state, local, foreign or international arbitration or mediation tribunal (the “Action”) arising out of or relating to this Agreement or any transaction contemplated hereby each of the parties hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of Nevada and of the United States of America located in Clark County in the State of Nevada (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Actions other than before the Selected Court; provided, however, that a party may commence any Action in a court other than a Selected Courts solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (ii) consents to service of process in any Action by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the applicable party at its address referred to in Section 4.11; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

4.11 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the party or to an officer of the party to whom the same is directed, or (b) sent by facsimile or other electronic or digital transmission method (including e-mail), or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Seller:

Wynn Family Limited Partnership

600 Brickell Ave, Suite 3100

Miami, FL 33131

with a copy (which shall not constitute

notice) to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071

Facsimile: (213) 891-8763

Attention: Paul D. Tosetti and David A. Zaheer

E-mail: paul.tosetti@lw.com; david.zaheer@lw.com

If to any Purchaser:

c/o T. Rowe Price Associates, Inc., investment adviser

100 East Pratt Street

Baltimore, MD 21202

Attention: Andrew Baek and Margie Schwartz

Facsimile: 410-345-6575

E-mail: andrew_baek@troweprice.com;

margie_schwartz@troweprice.com

or to such other address as such party may from time to time specify in writing to the other parties hereto. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon receipt, if sent by facsimile or other electronic or digital transmission method (including e-mail), or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

4.12 Costs and expenses. Each party shall bear its own costs and expenses related to this Agreement and the transaction contemplated hereby.

4.13 Certain Rules of Construction. To the fullest extent permitted by law, the parties hereto intend that any ambiguities shall be resolved without reference to which party may have drafted this Agreement. All Section or subsection titles or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) words in the singular include the plural, and words in the plural include the singular; (d) provisions apply to successive events and transactions; (e) “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision; (f) “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import; (g) all references to “Sections” or “subsections” refer to Sections or subsections of this Agreement; and (h) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms.

4.14 Further Assurances. Each party agrees prior to and after the purchase and sale of the Purchased Shares, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

4.15 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. The decision of each Purchaser to purchase Purchased Shares pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Purchased Shares or enforcing its rights under this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The Seller acknowledges that each of the Purchasers has been provided with the same Agreement for the purpose of closing a transaction with multiple Purchasers and not because it was required or requested to do so by any Purchaser. It is expressly understood and agreed that each provision contained in this Agreement is between the Seller and a Purchaser, solely, and not between the Seller and the Purchasers collectively and not between and among the Purchasers.

(Signature Page Follows)

In witness whereof, the parties have caused this Stock Purchase Agreement to be executed and delivered as of the date first above written.

Wynn Family Limited Partnership

By: Wynn GP, LLC, its general partner

By: Stephen A. Wynn Revocable Trust U/D/T Dated June 24, 2010, its manager

By:	/s/ Stephen A. Wynn
Name: Stephen A. Wynn
Title: Trustee

[Signature Page to Stock Purchase Agreement]

In witness whereof, the parties have caused this Stock Purchase Agreement to be executed and delivered as of the date first above written.

Each Purchaser set forth in Appendix A hereto, severally and not jointly

By: T. Rowe Price Associates, Inc., as investment adviser

By	/s/ Joseph Fath
Name: Joseph Fath
Title: Vice President

By:	T. Rowe Price Associates, Inc., as investment adviser

By	/s/ Don Easley
Name: Don Easley
Title: Vice President

By:	T. Rowe Price Associates, Inc., as investment adviser

By	/s/ Robert L. Harlow
Name: Robert L. Harlow
Title: Vice President

By:	T. Rowe Price Associates, Inc., as investment adviser

By	/s/ Rouven Wool-Lewis
Name: Rouven Wool-Lewis
Title: Vice President

Address:
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202 Attn Andrew Baek, Vice President Phone: 410-345-2090 Email: Andrew_Baek@troweprice.com

[Signature Page to Stock Purchase Agreement]